Exhibit 99.4

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 5th Avenue, 19th Floor		Vice President, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Appoints Larry Kramer and Anne Marie O’Donovan to Board of Directors

Addition of Two High Caliber Directors Enhances Expertise and Independence of MDC Board

New York, NY, February 18, 2016 (NASDAQ: MDCA) – MDC Partners Inc. announced today that Larry Kramer and Anne Marie O’Donovan have been elected to its Board of Directors, effective March 1, 2016. Kramer was the founder, Chairman and CEO of MarketWatch Inc., past President and Publisher of USA Today, and presently serves as Chairman of the board of TheStreet, Inc. and on the Board of Gannett. O’Donovan is the past Executive Vice President of Scotiabank and a longtime partner at Ernst & Young, and presently serves on the board of Indigo Books and Music. With these additions, MDC has enhanced the expertise and independence of its board, demonstrating its ongoing commitment to the highest standards of corporate governance.

“We are thrilled to have bolstered our board with the addition of these two talented and experienced independent directors,” said Scott Kauffman, Chairman & CEO of MDC Partners. “Larry has been one of the pioneers in digital media since the dawn of the internet, with decades of leadership experience as an executive and board member of private and public companies, and will be a great strategic advisor to MDC. Anne Marie is one of Canada’s most accomplished executives, and brings an excellent track record of experience in financial services, governance and risk management. I look forward to continuing to build on these important steps with additional director appointments in the months ahead.”

Kramer brings to the MDC Board of Directors unmatched experience in building consumer media brands that leverage emerging digital technology and in helping established media properties navigate the shifting consumer landscape. In founding and running MarketWatch Inc. through its IPO in 1990 and later sale to Dow Jones in 2005, Kramer built a leading financial media brand that endures to this day. He then became the first president of CBS Digital Media, where he created a new Digital Media division encompassing all new media operations for the network, including online, interactive and wireless initiatives. While at the helm of USA Today, Kramer helped drive the newspaper into the digital era by modernizing its content and distribution model. He has also proven to be a valuable advisor to a diverse range of consumer-oriented media and technology companies.

“MDC Partners represents the best, brightest and most creative minds in the industry helping a world-class roster of clients tell their stories across virtually every form of media and every possible platform. This is a great company with terrific leadership and a supportive and enthusiastic board that I'm honored to join. For my part, I get to be part of a progressive company as it navigates the dramatically changing world of media,” said Kramer.

O’Donovan is an experienced strategic senior executive, public company board member, and CPA, with over 30 years of Canadian and global financial services industry expertise. She brings in-depth knowledge in the areas of executive leadership, risk management, regulatory, governance, financial management, technology, operations and internal audit. Most recently she served as Executive Vice President and Chief Administrative Officer for Global Banking and Markets of Scotiabank, a leading financial services provider that operates in over 55 countries with 89,000 employees worldwide, and prior to that had a long, distinguished career at Ernst & Young as Partner.

“I'm very excited to be joining the MDC Board at this point in the company's evolution. I see tremendous strength in the MDC partnership model. The combination of the experienced MDC executive leadership team, the incredible creative storytellers across the MDC partner agencies, and a unique culture of entrepreneurialism represents a powerful platform for future growth,” said O’Donovan.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

###